Exhibit 10.1
EXECUTIVE TRANSITION AND RETIREMENT AGREEMENT
This Executive Transition and Retirement Agreement (“Agreement”) is made and entered into, effective as of October 11, 2024, by and between David C. Burney (the “Executive”) and Astronics Corporation (the “Company”), hereinafter collectively referred to as the “Parties.”
RECITALS
A.WHEREAS, the Executive has provided the Company with notice of his intention to retire from the Company; and
B.WHEREAS, the Company wishes to maintain the Executive’s employment with the Company to facilitate the orderly transition of the Executive’s duties;
NOW, THEREFORE, in consideration of the Recitals and the mutual promises and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. DUTIES AND RESPONSIBILITIES
1.1.Retirement. The Executive understands and agrees that the Executive’s employment with the Company will terminate on January 3, 2025 (the “Retirement Effective Date”), provided that either the Executive or the Company may terminate the Executive’s employment for any reason prior to the Retirement Effective Date. After the Retirement Effective Date (or any earlier termination date), the Executive will not represent to others that he is an employee, officer, agent, or representative of the Company or any of its affiliates for any purpose.
1.2.Interim Period. During the period between the date of this Agreement and the earlier of the Retirement Effective Date or the Executive’s termination date if sooner than the Retirement Effective Date (the “Interim Period”), the Executive will remain in his role as the Company’s Executive Vice President and Chief Financial Officer and continue to perform the functions of that office. In addition, the Executive will cooperate and provide assistance in the orderly transition of his duties to any successor to the office of Chief Financial Officer who is identified by the Company.
1.3.Continuing Availability. Following the expiration of the Interim Period, in addition to his obligations under Section 4.4 of this Agreement, the Executive will make himself available to answer questions from time-to-time or provide other transition assistance to the successor to the office of Chief Financial Officer, as may be reasonably requested by the Company.
2. COMPENSATION
2.1.Base Salary; Employee Benefits. During the Interim Period, the Executive (a) will continue to receive his annualized base salary that is in effect on the date of this Agreement and (b) will remain eligible to participate in the Company’s employee benefit programs in accordance with the terms and conditions of those employee benefit programs. The Company may amend, modify or terminate any employee benefit programs at any time and in its sole discretion.
2.2. 2024 Annual Bonus. Subject to Section 2.11, if the Executive remains employed in good standing with the Company through the Retirement Effective Date, the Executive will remain eligible for an annual bonus with respect to the Company’s 2024 fiscal year. Any annual bonus payable to the Executive for the Company’s 2024 fiscal year will be paid to the Executive at the same time annual bonuses for the Company’s 2024 fiscal year are paid to actively employed executive officers of the Company, but in no event later than June 30, 2025.
2.3. 2022 PSUs. Any restricted stock units granted to the Executive under the Company’s Amended and Restated 2017 Long Term Incentive Plan (the “LTIP”) pursuant to the Performance-Based Restricted Stock Unit Award Agreement, dated February 24, 2022 (the “2022 PSUs”), will remain eligible to become vested and earned and, to the extent vested and earned, will be settled, in accordance with the terms and conditions of the Performance-Based Restricted Stock Unit Award Agreement for the 2022 PSUs.
2.4. 2023 and 2024 PSUs.
(a)Subject to Section 2.11, if the Executive remains employed in good standing with the Company through the Retirement Effective Date, the restricted stock units granted to the Executive under the LTIP pursuant to the Performance-Based Restricted Stock Unit Award Agreements, dated as of February 23, 2023 and February 22, 2024 (the “2023 PSUs” and “2024 PSUs,” respectively), will become vested and will remain outstanding and continue to be eligible to be earned based upon achievement of the applicable performance criteria for the relevant performance period. To the extent earned, any 2023 PSUs or 2024 PSUs will be settled at the same time that the 2023 PSUs or 2024 PSUs, as applicable, would have been settled had the Executive remained actively employed with the Company.
(b)If (i) the Executive’s employment with the Company terminates for any reason prior to the Retirement Effective Date, or (ii) the conditions in Section 2.11 are not satisfied, the effect of the Executive’s termination of employment with the Company on any 2023 PSUs and 2024 PSUs will be determined in accordance with the existing terms and conditions of the relevant Performance-Based Restricted Stock Unit Award Agreement for the 2023 PSUs or 2024 PSUs, as applicable, and not by the terms set forth in Section 2.4(a).
2.5.Stock Options.
(a)Subject to Section 2.11, if the Executive remains employed in good standing with the Company through the Retirement Effective Date, the stock options granted to the Executive under the LTIP or the Company’s 2011 Employee Stock Option Plan, as applicable, as of December 3, 2015; December 14, 2016; December 12, 2017; December 13, 2018; December 9, 2019; and January 22, 2021 will, to the extent vested and outstanding as of the Retirement Effective Date, remain exercisable until the earlier of (i) the original expiration date for the applicable stock option, or (ii) the tenth anniversary of the date of grant for the applicable stock option. The Executive acknowledges and understands that, to the extent any stock options referenced in this Section 2.5(a) were designated as incentive stock options at the time the stock options were granted, some or all of those stock options may cease to qualify as incentive stock options in connection with the extension of the exercise period for those stock options in accordance with this Section 2.5(a).
(b)If (i) the Executive’s employment with the Company terminates for any reason before the Retirement Effective Date, or (ii) the conditions in Section 2.11 are not satisfied, the effect of the Executive’s termination of employment with the Company on any outstanding stock options referenced in Section 2.5(a) will be determined in accordance with the existing terms and conditions of the relevant stock option agreement and equity incentive plan, and not by the terms set forth in Section 2.5(a).
(c)The stock options granted to the Executive under the LTIP as of December 9, 2021; December 16, 2022; and December 7, 2023 will remain subject to the existing terms and conditions of the applicable stock option agreement and the LTIP.
2.6.SERP II.
(a)Subject to Section 2.11, if the Executive remains employed in good standing with the Company through the Retirement Effective Date, the early retirement decrement provided for by Section 4.2 of the Company’s Supplemental Retirement Plan, II (the “SERP II”) will be eliminated and the Executive will be treated as though the Executive were age 65 at the time of his retirement for purposes of determining the amount of his SERP II benefit.
(b)If (i) the Executive’s employment with the Company terminates for any reason prior to the Retirement Effective Date, or (ii) the conditions in Section 2.11 are not satisfied, the effect of the Executive’s termination of employment with the Company on the Executive’s SERP II benefit will be determined in accordance with the existing terms and conditions of the SERP II, and not by the terms set forth in Section 2.6(a).
2.7. 2025 Annual Bonus and Long-Term Equity Incentive Awards. The Executive will not (a) be granted any long-term equity incentive awards, or (b) be eligible to receive any annual bonus, in each case with respect to the Company’s 2025 fiscal year.
2.8.COBRA. To the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and by the Company’s current group health plan, the Executive may be eligible to continue group health insurance benefits at his own expense after the expiration of the Interim Period. The Company will provide the Executive with separate written notice of his rights and obligations under COBRA.
2.9.Paid Time Off. The Executive’s accrued but unused paid time off as of the end of the Interim Period (if any) will be paid to the Executive in accordance with the Company’s policies.
2.10.No Additional Compensation. The Executive acknowledges and agrees that, except as expressly provided in this Agreement or, subject to Section 4.2, the ETBA (as defined in Section 4.2), the Executive will not receive nor is he entitled to any additional compensation, severance or benefits for any services provided to the Company before, during or after the Interim Period.

2.11.Conditions. The Executive’s entitlement to the payments and benefits described in Sections 2.2, 2.4(a), 2.5(a), and 2.6(a) of this Agreement is expressly conditioned upon (a) the Executive’s compliance at all times with the terms and conditions of this Agreement and the terms and conditions of any non-competition, confidentiality or other restrictive covenants to which the Executive is subject under any agreement with, or plan of, the Company or its affiliates, (b) the Executive remaining employed in good standing through the Retirement Effective Date, and (c) the Executive signing and not revoking the Separation and Release Agreement in the form set forth on Exhibit A hereto, provided that the Separation and Release Agreement is signed by the Executive after the Retirement Effective Date, but before the deadline specified by the Company.
2.12.Clawback. The Executive acknowledges and agrees that compensation payable under this Agreement may be subject to clawback or recoupment in accordance with the terms and conditions of the Company’s Policy for the Recovery of Erroneously Awarded Compensation or any other clawback or recoupment policy maintained by the Company.
3. RETURN OF COMPANY PROPERTY; NON-DISPARAGEMENT
3.1.Return of Company Property. On or before the expiration of the Interim Period, or at any time upon the Company’s request, the Executive will return all Company property, including keys, credit cards, security access cards, codes, login credentials, passwords, memoranda, data, records, notes and other information in the Executive’s possession or under the Executive’s control in any form, provided that the Executive is permitted to retain his cell phone, phone number, ipad and laptop computer.
3.2.Non-Disparagement. Except as provided in Section 4.7 of this Agreement, the Executive agrees that he will not make or publish, to any person or entity, any statement, whether oral, written or implied, that directly or indirectly disparages, denigrates, defames, or ridicules the Company or its affiliates or the products, services, vendors, customers, or prospective customers of the Company or its affiliates. Nor will the Executive make or publish, to any person or entity, any negative statement concerning the Executive’s employment with the Company or the termination of such employment. Nothing in this Section 3.2 will restrict the Executive from providing truthful information to a court or government agency to the extent the Executive has a protected right to do so, or as otherwise required by law.
4. GENERAL PROVISIONS
4.1.No Admissions. The Agreement should not be construed as an admission or a statement of any party hereto that such party has acted wrongfully or unlawfully. Each Party expressly denies any wrongful or unlawful action.
4.2.Effect on Other Agreements. In the case of a conflict between the provisions of this Agreement and the provisions of the Employment Termination Benefits Agreement, dated December 16, 2003, between the Company and the Executive, as amended by the first amendment thereto, dated December 31, 2008 (the “ETBA”), the provisions of this Agreement will govern. The Executive acknowledges and agrees that his voluntary termination of employment on the Retirement Effective Date will be treated as a “voluntary termination of employment” under the ETBA, provided that the effect of the Executive’s voluntary termination of employment on the Retirement Effective Date on any items of compensation will be determined in accordance with this Agreement. In all other respects, the ETBA will remain in effect, including without limitation the provisions thereunder relating to non-competition, confidential information, and patents and inventions. In addition, the Executive reaffirms his obligations under Section 6.1 of the SERP II.
4.3.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the Parties.
4.4.Cooperation. The Executive agrees that certain matters in which he has been involved with during his employment with the Company may need his cooperation with the Company in the future. Accordingly, after the expiration of the Interim Period, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company regarding matters arising out of or related to the Executive’s service to the Company. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in connection with this cooperation, subject to the Company’s consent prior to the time the expenses are incurred, which consent will not be unreasonably withheld.
4.5.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
4.6.Section 409A Compliance.
(a)It is intended that any payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will be interpreted and administered in accordance with this intent. Accordingly, all terms of the Agreement that are undefined or ambiguous will be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A.
(b)If the Company determines that the Executive is a “specified employee” (within the meaning of Code Section 409A) and that any amount payable under this Agreement (i) is subject to Code Section 409A and (ii) is payable solely because the Executive has incurred a “separation from service” (within the meaning of Code Section 409A), then the amount will not be paid (or begin to be paid) prior to the date that is six months after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death).
(c)Notwithstanding any other provision of this Agreement, the Company does not make any representations that any payments or benefits provided for by this Agreement are exempt from or compliant with Code Section 409A, and the Company will not be liable to the Executive or any other person for any adverse tax consequences under Code Section 409A or any other provision of the Code.
4.7.Protected Rights.

(a)Nothing in this Agreement or any other agreement between the Executive and the Company or its affiliates limits the Executive’s right, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency charged with enforcement of any law, or complying with the lawful process of any governmental body to the extent the Executive has a protected right to do so.
(b)Additionally, notwithstanding any other provision of this Agreement or any other agreement between the Executive and the Company or its affiliates, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if the Executive: (x) files any document containing trade secrets under seal; and (y) does not disclose trade secrets, except pursuant to court order.
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IN WITNESS WHEREOF, the parties have executed this Executive Transition and Retirement Agreement as of the date first set forth above.
                        ASTRONICS CORPORATION

/s/ Julie M. Davis
Name:     Julie M. Davis
    Title: General Counsel & Secretary

                        EXECUTIVE

                        /s/ David C. Burney
                        David C. Burney

EXHIBIT A
SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into between David C. Burney (“you”) and Astronics Corporation (the “Company”). You and the Company may be referred to herein individually as a Party and collectively as the Parties. In consideration of the mutual promises, benefits, and covenants contained herein, you and the Company hereby agree as follows:

1.Employment Separation. You acknowledge that your employment with the Company and any other Releasee ended effective January [3], 2025 (the “Separation Date”). After the Separation Date, you will not represent to others that you are an employee, officer, agent, or representative of the Company or any other Releasee (as defined below) for any purpose.

2.Transition Benefits. If you sign, do not revoke, and comply with this Agreement and the Executive Transition and Retirement Agreement, dated October 11, 2024 (the “Transition Agreement”), you will be entitled to the payments and benefits set forth in Sections 2.2, 2.4(a), 2.5(a), and 2.6(a) of the Transition Agreement (the “Transition Benefits”).

3.General Release.

a.In consideration of the Transition Benefits, together with other good and valuable consideration, the sufficiency of which you hereby acknowledge, you on behalf of yourself and your heirs, executors, personal representatives, successors, and assigns (each a “Releasor” and collectively, “Releasors”), hereby release and forever discharge the Company, all of its current and former parents, related entities, subsidiaries, and affiliates, and each of these entities’ current and former employees, officers, shareholders, owners, directors, members, partners, agents, insurers, contractors, attorneys, successors, and assigns, in both their individual and official capacities, as appropriate (each a “Releasee” and collectively “Releasees”), of and from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, obligations, judgments, damages, entitlements, liabilities, and expenses (including attorneys’ fees), of any kind or nature whatsoever (collectively, “Claims”), that any Releasor now has or ever had against any Releasee, whether known or unknown, suspected or unsuspected, or concealed or apparent (the Claims released by this paragraph may collectively be referred to as the “Released Claims”).

b.For the avoidance of doubt, and without limiting the broad nature of the Released Claims, this Agreement releases each of the Releasees from any and all Claims: (1) related to your employment with the Company or any other Releasee and the termination of such employment; (2) arising under any law relating to employment, including, but not limited to (all as amended), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act of 1988, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Civil Rights Act of 1866 (42 U.S.C. §§
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1981–1988), the Immigration Reform and Control Act of 1986, the Employee Retirement and Income Security Act of 1974 (“ERISA”), the Families First Coronavirus Response Act of 2020, the Coronavirus Aid, Relief, and Economic Security Act of 2020, the American Rescue Plan Act of 2021, Articles 5, 6, 7, and 19 of the New York Labor Law (N.Y. Labor Law §§ 160 to 219-c, 650 to 665), Sections 120, 125, and 241 of the New York Workers’ Compensation Law, the New York Human Rights Law (N.Y. Executive Law §§ 290 to 301), the New York State Civil Rights Law (N.Y. Civ. Rights Law §§ 40 to 45), Article 23-A of the New York State Corrections Law, the New York Worker Adjustment and Retraining Notification Act (N.Y. Lab. Law §§ 860 to 860-I; 12 N.Y.C.R.R. § 921-1.0 to 921-9.1), the New York Paid Family Leave Law, , and any and all federal, state and local laws that may be legally waived, (3) for wages, wage supplements, bonuses, commissions, incentive compensation, vacation, paid time off, severance pay, or any other form of compensation that may be legally waived; (4) arising under any employee benefit plan, policy, or practice; (5) arising under tort, contract, or quasi-contract law, including but not limited to claims of negligence, breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, quantum meruit, detrimental reliance, retaliation, violation of public policy, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, constructive termination, wrongful or retaliatory discharge, fraud, concealment, defamation, slander, libel, false imprisonment, negligent misrepresentation, or negligent or intentional infliction of emotional distress; (6) for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, compensatory or punitive damages, liquidated damages, experts’ fees, medical fees or expenses, costs or disbursements; and (7) arising under any other foreign, federal, state, or local law, statute, amendment, rule, regulation, order, code, common law, policy, ordinance, guideline, or court decision.

c.Notwithstanding anything to the contrary, the Released Claims do not include any claim: (1) to enforce this Agreement or the Transition Agreement; (2) that arises exclusively after the date you sign this Agreement; (3) to undisputed vested rights under any of the Company’s employee benefit plans governed by ERISA; (4) for group health benefits continuation under the Consolidated Omnibus Budget Reconciliation Act or applicable state law; (5) to indemnification under the Company’s bylaws, or (6) that cannot be released under law, such as claims for statutory unemployment benefits or workers’ compensation benefits.

4.Return of the Company Property. You represent and warrant that you have returned all Company property, including but not limited to keys, credit cards, security access cards, codes, login credentials, passwords, personal computers, cell phones, iPads, other electronic devices, memoranda, data, files, records, notes, and other information in your possession or under your control in any form.

5.No Admission. The making of this Agreement is not, and shall not be construed or represented as, an admission that the Company or any other Releasee has violated any law or has committed any wrong against you or any other person or entity.

6.Severability, Choice of Law, and Venue. If any provision of this Agreement is found to be illegal or unenforceable, such provision shall be modified to the minimum extent necessary to make it lawful and enforceable to carry out the intent and agreement of the Parties, and as so modified, it, together with the remainder of this Agreement, shall remain in
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full force and effect. If such provision cannot be modified to make it lawful and enforceable to carry out the intent and agreement of the Parties, then such provision shall be severed from this Agreement and this Agreement shall be construed as if such illegal or unenforceable provision had not been set forth in it, and the remainder of the Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with laws of the State of New York, without regard to the principles of conflict of law. Any action or proceeding brought by either Party related to your employment or the termination of your employment, or to enforce this Agreement, shall be brought only in a state or federal court located in the State of New York, County of Erie. You hereby irrevocably submit to the exclusive jurisdiction of such courts and waive any and all defenses (including, but not limited to, defenses related to personal jurisdiction and inconvenience of forum) to the maintenance of any such action or proceeding in such venue.

7.Third Party Claims. You warrant that you alone are entitled to the Transition Benefits, and further warrant and agree that any claim to such amounts by any other person or entity by reason of any claim, lien, or debt of yours, or otherwise, shall be your sole and exclusive responsibility, and that you will hold harmless, indemnify, and defend each of the Releasees from any claim or action brought by any person or entity against any of the Releasees making any claim to all or part of the Transition Benefits.
8.Protected Rights. Nothing in this Agreement limits your rights, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency charged with enforcement of any law. However, in view of the consideration provided to you under this Agreement, you release and waive any right to recover monetary damages as a result of such investigation, proceeding, or charge to the fullest extent permitted by law, except that nothing in this Agreement or otherwise will limit your right to seek and obtain a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 or any similar rules or regulations.

9.Entire Agreement. This Agreement and the Transition Agreement constitute the entire agreement between you and the Company with respect to the subject matter of such agreements and supersedes any and all other written and oral agreements and understandings between you and the Company.

10.Miscellaneous. The Parties may sign this Agreement in counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile, email in PDF format, or any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall have the same effect as delivery of a signed original. The Company may assign this Agreement at any time. This Agreement shall inure to the benefit of the Company and its successors and assigns. You may not assign this Agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the
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failure of or delay by either of the Parties in exercising any right, power, or privilege operate as a waiver of that or any other right, power, or privilege.

11.Knowing and Voluntary Acknowledgments. You acknowledge, affirm, and agree that:
a.You have read the Agreement in its entirety and understand all of its terms and conditions, as well as its legal and binding effect;
b.You are acting voluntarily, knowingly, and of your own free will in signing this Agreement, free from any duress or coercion;
c.The consideration to be provided to you under this Agreement and the Transition Benefits under the Transition Agreement: (1) exceeds anything of value to which you would otherwise be entitled in the absence of this Agreement; (2) fully and completely resolves any and all claims you and any attorney you may have retained may have against the Company or any other Releasee for attorneys’ fees, costs, disbursements, and the like; and (3) is sufficient consideration for your promises under this Agreement;
d.You have been advised by the Company in this writing to consult with an attorney of your choice before signing this Agreement and have done so to the extent you desired;
e.You have been afforded a reasonable period of time of more than 21 calendar days to consider the terms of this Agreement (the “Consideration Period”), although you may sign it sooner if desired, but not before the Retirement Effective Date as defined by the Transition Agreement; and you acknowledge and agree that if you sign this Agreement before the end of the Consideration Period, it is your voluntary decision to do so, and you waive the remainder of the Consideration Period;
f.You have until January [10], 2025 to deliver a signed copy of this Agreement to Julie Davis via email to julie.davis@astronics.com or via mail to the Company, Attn: Julie Davis, General Counsel, 130 Commerce Way, East Aurora, NY 14052;
g.Any changes to this Agreement made after the date it is first given to you, whether they are material or immaterial, do not restart the 21-day consideration period;
h.You will have seven (7) days after signing this Agreement to revoke your release of Claims by delivering written notice of such revocation to Julie Davis via email to julie.davis@astronics.com or via mail to the Company before the end of the seven (7) day period;
i.In the event of such a revocation by you, this Agreement shall be null and void and the Company will have no obligations under it or to provide the Transition Benefits under the Transition Agreement;
j.This Agreement shall not become effective until the eighth (8th) day after you sign this Agreement, provided that you have not exercised your right to revoke your release of Claims, and the date this Agreement becomes effective under this subsection (j) shall be the “Effective Date” of this Agreement.
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k.No payments or benefits due to you under this Agreement or any Transition Benefits under the Transition Agreement will be made before the Effective Date;
l.You have been paid in full for all work you have performed for the Company and any other Releasee, and you have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as specifically provided in this Agreement and the Transition Agreement; and
m.You have not made any claims or allegations against the Company or any other Releasee related to discrimination, harassment, sexual abuse, or retaliation, and the factual foundation for this Agreement does not in any way involve discrimination, harassment, sexual abuse, or retaliation.

IN WITNESS WHEREOF, the Parties have executed this Separation and Release Agreement as of the dates below.

DAVID C. BURNEY

_____________________________
David C. Burney

Date: ____________________________

ASTRONICS CORPORATION

By:
Name:     Julie M. Davis
Title: General Counsel & Secretary
Date:

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